UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 27, 2023
Date of Report (date of earliest event reported)
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BUNGE LIMITED
(Exact name of registrant as specified in its charter)
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Bermuda (State or other jurisdiction of incorporation or organization)	001-16625 (Commission File Number)	98-0231912 (I.R.S. Employer Identification Number)
1391 Timberlake Manor Parkway Chesterfield, MO 63017
(Address of principal executive offices and zip code)
(314) 292-2000
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $0.01 par value per share	BG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 29, 2023, Bunge Limited (the “Company”) issued a press release to announce that Ms. Kathleen Hyle and Mr. Erik Fyrwald, members of the Board of Directors (the “Board”), informed the Company on March 27, 2023 and March 28, 2023, respectively, that they will not stand for re-election at the Company’s 2023 Annual General Meeting of Shareholders (the “2023 AGM”) to be held on May 11, 2023 in order to devote time to other professional commitments. Effective May 11, 2023, Ms. Hyle will be resigning from her positions of non-executive chairperson of the Board and as a member of the Corporate Governance and Nominations Committee, and Mr. Fyrwald will be resigning from his positions as chair of the Human Resources and Compensation Committee and as a member of the Sustainability and Corporate Responsibility Committee. They will continue to serve as directors until their current terms expire on the date of the 2023 AGM. Ms. Hyle’s and Mr. Fyrwald’s resignations were for personal reasons and not as a result of any dispute or disagreement with the Company on any matter relating to the Company's operations, policies or practices. The Company thanks Ms. Hyle and Mr. Fyrwald for their service and valuable contributions to the Company.

The Board intends to appoint Mr. Mark Zenuk as non-executive chairperson of the Board, subject to his re-election to the Board at the 2023 AGM. Mr. Zenuk has served on the Board since 2018 and currently serves as chairperson of the Enterprise Risk Management Committee and as a member of the Audit Committee. He has served as managing partner at Tillridge Global Agribusiness Partners, an agribusiness private equity firm, since 2016.

Additionally, the Company announced that the Board has nominated Ms. Monica McGurk and Mr. David Fransen to the Company’s slate of non-executive director nominees for shareholder approval at its 2023 AGM. Ms. McGurk, age 53, currently serves as the Chief Executive Officer of Tropicana and Mainstream Brands at Tropicana Brands Group, a position she has held since September 2022. Previously, she served as the Chief Global Growth Officer at Kellogg Company from 2019 to 2022 and the Chief Global Revenue and eCommerce Officer from 2018 to 2019. Prior to working at Kellogg Company, she worked at Tyson Foods and The Coca-Cola Company where she held various leadership positions in strategy and digital media. She is currently a non-executive director of the privately held company, Pivot Bio. If elected by shareholders, Ms. McGurk would serve on the Enterprise Risk Management Committee and Corporate Governance and Nominations Committee.

Mr. Fransen, age 65, was Chairman and non-executive director of Vitol S.A., Geneva, from 2017 until his retirement in 2020. Prior to that, Mr. Fransen worked at Vitol Group from 1986 to 2017 serving as a director of various Vitol Group companies and holding roles of increasing responsibility, including: leading the global gasoline trading group; heading the Bermuda office; Group Head of Information Technology; Chief Operations Officer; and member of the Executive Committee. Early in his career, he worked at British Petroleum PLC (1979 – 1986) in marketing and planning and as a trader. Mr. Fransen was a founding member of the Swiss Trading and Shipping Association (2006-2019) and served as President for 6 years. Mr. Fransen is a former non-executive director of Greenfields Petroleum Corporation (2016-2023). If elected by shareholders, Mr. Fransen would serve on the Enterprise Risk Management Committee and Human Resources and Compensation Committee.

Ms. McGurk and Mr. Fransen will receive compensation for service as directors consistent with that provided to the Company’s other non-employee directors, including a stock award of restricted stock units upon joining the Board. There are no arrangements or understandings between Ms. McGurk or Mr. Fransen and any other person pursuant to which either of them was elected as a director. There are no transactions between Ms. McGurk or Mr. Fransen and the Company that would be reportable under Item 404(a) of Regulation S-K.

A copy of the press release announcing Ms. Hyle’s and Mr. Fyrwald’s departures and announcing Ms. McGurk’s and Mr. Fransen’s nominations to the Board is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits
(d):     Exhibits

Exhibit No.	Description
99.1	Press Release, dated March 29, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2023

BUNGE LIMITED

By:	/s/ Lisa Ware-Alexander
Name:	Lisa Ware-Alexander
Title:	Corporate Secretary